EXHIBIT 99.1

FOR IMMEDIATE RELEASE

THE ROWE COMPANIES ANNOUNCES

THIRD QUARTER OPERATING RESULTS

McLean, VA, Sept 21, 2005 – The Rowe Companies (AMEX:ROW), a leading furniture manufacturer and home furnishings retailer, today reported operating results for its third fiscal quarter ended August 28, 2005.

Net shipments for the quarter increased 4.4% to $79.5 million, compared to $76.1 million for the comparable prior year period. Gross profit declined to 32.6% of net shipments, compared to 34.9% of net shipments for the third quarter of 2004, as manufacturing productivity continued below historical levels while the Company experienced price increases in a number of raw materials. Selling and administrative expenses for the quarter were $27.9 million, compared to $25.4 million in the prior year quarter, principally due to higher retail selling expenses associated with increased revenue and higher store occupancy expense from new store growth. Interest and other income, net, increased from net expense of $526,000 in 2004 to $608,000 in 2005, principally due to lower rental income in 2005. Net loss from continuing operations was $(1.6) million or $(0.12) per share, compared to net earnings in the prior year period of $.4 million or $0.03 per share. During the quarter, the Company completed the sales of its Christiansburg, VA and Jessup, MD, investment real estate properties, which were unassociated with the operations of the Company, for an after-tax gain of $1.7 million, or $0.13 per share, thereby completing the Company’s planned divestiture of unrelated investment property. Net earnings for the third quarter were $123,000 or $0.01 per share, compared to earnings of $490,000 or $0.04 per share in the same period of the prior year.

The New Orleans store operated by the Company’s Storehouse division was seriously damaged by Hurricane Katrina. For fiscal year 2004, net shipments for this store were approximately $1.9 million, and projected shipments for this fiscal year were approximately $2.2 million. The Company believes that insurance will cover the loss of inventory and store fixtures, and has estimated the insurance proceeds from its write-off of assets. This resulted in a gain of $101,000 or $0.01 per share.

For the nine months ended August 28, 2005, net shipments were $224.9 million, an increase of $2.8 million or 1.2% from the prior year amount of $222.1 million. Gross profit declined to 31.3% of net shipments, from 35.3% for the 2004 comparable period, as result of reduced manufacturing productivity, higher raw material costs and unfavorable transportation costs. Selling and administrative expenses increased from $74.7 million in the third quarter of 2004 to $80.6 million in 2005, principally due to higher retail selling expenses and store occupancy costs associated with higher volume and six new stores. Interest and other income, net, decreased from net expense of $1,599,000 in 2004 to $969,000 in 2005, principally due to a $680,000 gain in 2005 from the settlement of litigation. Net loss from continuing operations declined to $(7.1) million, or $(0.53) per diluted share, in 2005 compared to net earnings of $1.3 million, or $0.10 per diluted share in 2004.

Net loss, including gains on the sale of investment property recorded in the first and third quarters, was $(2.6) million or $(0.19) per diluted share in 2005 compared to net earnings of $1.3 million, or $0.10 per diluted share.

“We were pleased that Storehouse achieved a 3.6% same store sales increase, and a 14.4% overall increase during the quarter in an environment complicated by aggressive automobile discounting and rising gasoline prices”, stated Gerald M. Birnbach, Chairman and President; “and our Rowe Furniture division did achieve some improvement during the quarter but we remain below our targeted levels. We continue to focus intensely on delivering a higher level of productivity and improving our gross profit.”

The Rowe Companies operates two subsidiaries in the home furnishings industry: Rowe Furniture, Inc., a major manufacturer of quality upholstered furniture serving the middle and upper middle market throughout the U.S.; and Storehouse, Inc., a multi-channel, lifestyle home furnishings business including 66 retail home furnishings stores. Storehouse makes good design accessible by selling an edited assortment of casual, contemporary home furnishings through its stores located in the Southeast, Southwest and Mid-Atlantic markets, its catalog and over the internet.

The Rowe Companies will hold a conference call which will be webcast at www.therowecompanies.com to discuss third quarter results at 4:30 p.m. today.

Statements in this press release concerning Rowe’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws. “Forward-looking statements” are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, industry cyclicality, fluctuations in customer demand and order patterns, the seasonal nature of the business, changes in pricing, and general economic conditions, as well as other risks detailed in Rowe’s filings with the Securities and Exchange Commission.

(table follows)

Contact:	Gene S. Morphis, Chief Financial Officer
703-847-8670

THE ROWE COMPANIES AND WHOLLY-OWNED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED AUGUST 28, 2005 AND AUGUST 29, 2004

UNAUDITED

	Three Months Ended		Nine Months Ended
	August 28, 2005	August 29, 2004	August 28, 2005	August 29, 2004
	(in thousands, except per share amounts)
Net shipments	$79,466	$76,149	$224,892	$222,132
Cost of shipments	53,564	49,593	154,536	143,745

Gross profit	25,902	26,556	70,356	78,387
Selling and administrative expenses	27,870	25,380	80,598	74,684

Operating income (loss)	(1,968)	1,176	(10,242)	3,703
Interest expense	(862)	(721)	(2,091)	(2,184)
Other income, net	254	195	1,122	585

Earnings (loss) from continuing operations before taxes	(2,576)	650	(11,211)	2,104
Tax expense (benefit)	(972)	219	(4,153)	767

Net earnings (loss) from continuing operations	(1,604)	431	(7,058)	1,337

Discontinued operations:
Loss on contingencies associated with operations discontinued in prior years, net of tax benefit of $65	—	—	—	(105)
Earnings (loss) from discontinued real estate operations, net of tax expense (benefit) of $(8), $37, $43 and $37, respectively	(13)	59	69	58
Gains on disposal of real estate investment property, net of tax expense of $1,089 and $2,769, respectively	1,740	—	4,423	—

Net earnings (loss)	$123	$490	$(2,566)	$1,290

Net earnings (loss) from continuing operations per common share	$(0.12)	$0.03	$(0.53)	$0.10

Net earnings (loss) per common share	$0.01	$0.04	$(0.19)	$0.10

Weighted average common shares	13,292	13,201	13,286	13,188

Net earnings (loss) from continuing operations per common share assuming dilution	$(0.12)	$0.03	$(0.53)	$0.10

Net earnings (loss) per common share assuming dilution	$0.01	$0.04	$(0.19)	$0.10

Weighted average common shares and equivalents	13,292	13,591	13,286	13,531